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Exhibit 99.1

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

Board of Directors
Great Plains Energy Incorporated
1201 Walnut Street
Kansas City, Missouri 64106

Members of the Board:

        We hereby consent to the inclusion of our opinion letter, dated February 6, 2007, to the Board of Directors of Great Plains Energy Incorporated ("Great Plains Energy") as Annex D to, and reference thereto under the captions "SUMMARY—Other Information Regarding the Merger—Opinions of Financial Advisors—Great Plains Energy" and "THE TRANSACTIONS—Opinions of Great Plains Energy's Financial Advisors-Opinion of Credit Suisse Securities (USA) LLC" in, the Joint Proxy Statement/Prospectus relating to the proposed merger involving Great Plains Energy and Aquila, Inc., which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Great Plains Energy (the "Registration Statement"). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Credit Suisse Securities (USA) LLC CREDIT SUISSE SECURITIES (USA) LLC

May 8, 2007

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[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]